Exhibit 99.1

STOCK PURCHASE AGREEMENT
among
Alpine 4 Technologies, Ltd.
and
Mr. James Robert Morris
and
Mr. Timothy Lee Morris
and
Mr. Daniel Thomas Morris
Shareholders of
Morris Sheet Metal Corp.

Dated as of 1/10/2019

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS		1

ARTICLE II SALE AND PURCHASE OF SHARES		6
2.1	Sale and Purchase of Shares	6
2.2	Purchase Price	7
2.3	Closing	8
2.4	Non-Compete	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS		9
3.1	Authority	9
3.2	Share Ownership	9
3.3	No Conflicts	9
3.4	Litigation	9
3.5	Brokers' Fees	9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANIES		9
4.1	Organization, Qualification and Corporate Power	9
4.2	Capitalization	10
4.3	Authority	10
4.4	No Conflicts	11
4.5	Financial Statements	11
4.6	Absence of Certain Changes	11
4.7	No Undisclosed Liabilities	13
4.8	Title to and Sufficiency of Assets	13
4.9	Accounts Receivable; Accounts Payable	14
4.10	Relationship with Business Partners, Vendors, Suppliers	14
4.11	Contracts	14
4.12	Intellectual Property	15
4.13	Tax	16
4.14	Legal Compliance	18
4.15	Litigation	18
4.16	Service Warranties	18
4.17	Environmental	18
4.18	Employees	19
4.19	Employee Benefits	20
4.20	Customers and Suppliers	20
4.21	Transactions with Related Persons	20
4.22	Indebtedness and Guaranties	20
4.23	Capital Expenditures	21
4.24	Insurance	21
4.25	No Acceleration of Rights and Benefits	21
4.26	No Brokers' Fees	21
4.27	Disclosure	21

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER		21
5.1	Organization and Authority	21
5.2	No Conflicts	22
5.3	Capitalization	22
5.4	[INTENTIONALLY DELETED]	22
5.5	No Undisclosed Liabilities	22
5.6	Legal Compliance	22
5.7	Litigation	23
5.8	Absence of Certain Changes	23
5.9	No Brokers' or Finders' Fees	23
5.10	Investment Intent	23

ARTICLE VI CLOSING CONDITIONS		23
6.1	Conditions to the Buyer's Obligations	23
6.2	Conditions to the Sellers' Obligations	25

ARTICLE VII POST-CLOSING COVENANTS		25
7.1	Litigation Support	25
7.2	Transition	25
7.3	Confidentiality	25
7.4	[INTENTIONALLY DELETED]	26
7.5	Compliance with Laws	26

ARTICLE VIII INDEMNIFICATION		26
8.1	Indemnification by the Sellers	26
8.2	Indemnification by the Buyer	26
8.3	Survival and Time Limitations	27
8.4	Limitations on Indemnification by the Sellers	27
8.5	Claims Against the Companies	27
8.6	Third-Party Claims	27
8.7	Other Indemnification Matters	28
8.8	Exclusive Remedy	28

ARTICLE IX TAX MATTERS		28
9.1	Tax Indemnification	28
9.2	Reserved.	29
9.3	Tax Periods Beginning Before and Ending After the Closing Date	29
9.4	Cooperation on Tax Matters	29
9.5	Certain Transfer Taxes	29

ARTICLE X MISCELLANEOUS		29
10.1	No Third-Party Beneficiaries	29
10.2	Entire Agreement	29
10.3	Successors and Assigns	30
10.4	Counterparts	30
10.5	Notices	30
10.6	Jurisdiction; Service of Process	31
10.7	Venue	31
10.8	Governing Law	31
10.9	Amendments and Waivers	31
10.10	Severability	32
10.11	Expenses	32
10.12	Construction	32
10.13	Specific Performance	32
10.14	Further Assurances	32
10.15	Public Announcement	33
10.16	Attorneys' Fees	32

EXHIBITS
A Intentionally left out
B Secured Promissory Note
C Guarantee and Security Agreement
D True Up Cash Settlement

SCHEDULES

2.2(b)	Long Term Liability
4.1	Organization
4.3	License Holders
4.5	Financial Statements
4.5(g)	Side Agreements
4.6	Absence of Certain Changes
4.6 (r)	Work in Progress
4.8	Permitted Encumbrances
4.9(a)	Accounts Receivable
4.9(b)	Accounts Payable
4.11(c)	Subcontracts
4.12	Intellectual Property
4.13	Tax Returns, Audits and Elections
4.14	Permits
4.15	Litigation and Orders
4.16	Product and Service Warranties
4.19(a)	Union Employee Benefit Plans, Contract and Unfunded Liability Statements
4.19(b)	Non-Union Employee Current Fringe Benefit Policy
4.20	Major Customers
4.21	Related Persons Transactions
4.21(A)	Vehicle Schedule
4.22	Indebtedness and Guaranties
4.23	Capital Expenditures
6.1(h)	Calculation of Working Capital as of June 30, 2018
8.1	Indemnification

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this "Agreement") is entered into as of January 07 2019 (the "Effective Date") by and among Alpine 4 Technologies, Ltd., a Delaware corporation (the "Buyer"), Morris Sheet Metal Corp., an Indiana corporation ("MSM"), JTD Spiral, Inc. a wholly owned subsidiary of MSM, an Indiana corporation ("JTD Spiral"), Morris Enterprises LLC, an Indiana limited liability company ("Morris Enterprises") and Morris Transportation LLC, an Indiana limited liability company ("Morris Transportation" and, with MSM, JTD Spiral, and Morris Enterprises, each a "Company" and, collectively, the "Companies"), and James Morris, Daniel Morris and Timothy Morris (each a "Seller," and collectively, the "Sellers").  The Buyer, the Sellers, and the Companies may each be referred to herein as a "Party" and collectively as the "Parties."
STATEMENT OF PURPOSE
The Sellers own all of the outstanding capital stock and units of the Companies, which operate under the business names of Morris Sheet Metal Corp., JTD Spiral, Inc., Morris Enterprises LLC and Morris Transportation LLC and which are engaged in the business to design, fabricate, commercial ductwork, industrial ventilation systems and other contract metal fabrication (such business operations as conducted on the Closing Date, consistent with past practice, are hereinafter referred to as the "Business").  Pursuant to this Agreement, the Buyer hereby agrees to purchase from the Sellers, and the Sellers hereby agrees to sell to the Buyer, all of the outstanding capital stock and units of the Companies for the consideration and on the terms and subject to the conditions set forth in this Agreement.
ARTICLE I
DEFINITIONS
"Accounts Payable" means all trade payables and other accounts payable, including accrued expenses, owed by a Company.
"Accounts Receivable" means, with respect to each Company, all trade accounts and other accounts receivables owed to a Company.
 "Affiliate" means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person.  The term "control" means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.  With respect to a Person who is an individual, "control" by the spouse of such Person, or by any ancestor or descendant of such Person or such Person's spouse who resides in the same house as such Person, shall be deemed control by such Person.
"Affiliated Group" means an affiliated group as defined in Code Section 1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

"Appurtenances" means all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Real Property, including all easements appurtenant to and for the benefit of the Real Property for, and as the primary means of access between, the Real Property and a public way, or for any other use upon which lawful use of the Real Property for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

"Assets" means the assets of [the Companies].
"Balance Sheet" means the balance sheets of the Companies as of December 31, 2017, all of which are attached to Schedule 4.5.
"Business Day" means any day that is not a Saturday, Sunday or a Federal public holiday.
"Buyer Material Adverse Effect" means any result, occurrence, fact, change, event or effect that would be or could reasonably be expected to be, either individually or in the aggregate (taking into account all other results, occurrences, facts, changes, events or effects), materially adverse to the business of the Buyer, capitalization, financial condition, operating results, or operations of the Buyer, taken as a whole, or to the ability to timely consummate the Transactions.
 "Code" means the Internal Revenue Code of 1986, as amended.
"Company" or "Companies" means, individually or collectively, Morris Sheet Metal Corp., JTD Spiral, Inc., Morris Enterprises LLC and Morris Transportation LLC.
"Company Benefit Plan" means each Employee Benefit Plan (as defined below) that is sponsored, maintained or contributed to by any Company or any of its ERISA Affiliates, or with respect to which any Company or any of its ERISA Affiliates has any direct or indirect obligation to make contributions or with respect to which such Company or any of its ERISA Affiliates has or could incur any liability.
"Confidential Information" means information concerning the Business or the affairs of the Companies, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the Business or affairs of any Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for any Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by any Company.
"Consent" means any consent, approval, authorization, permission or waiver.
"Contract" means any contract, obligation, understanding, commitment, lease, license, purchase order, work order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.
 "Customer" means any Person who is or was a customer or client of the Companies on the date of this Agreement or during the 12-month period prior to such date.

"Employee Benefit Plan" means, whether written or unwritten, any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan, (c) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or material fringe benefit or other incentive plan or arrangement, or (d) employment, consulting, bonus, incentive, vacation, sick leave, severance, termination, retention, change of control, profit-sharing, disability, medical, life insurance, scholarship or tuition reimbursement, fringe benefit or other similar plan, program, agreement, payroll practice or commitment.
"Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2), whether or not such plan is subject to ERISA.
"Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1), whether or not such plan is subject to ERISA.
"Encumbrance" means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.
"Environmental Law" means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Code Section 414(b), (c), (m) or (o) or ERISA Section 4001(b)(l) that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to ERISA Section 4001(a)(14), without regard to whether or not each such entity, trade or business is subject to the Code or ERISA.
 "GAAP" means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements prepared prior to the date hereof, the date such financial statements were prepared.
"Governmental Body" means any federal, state, local or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.
"Hazardous Substance" means any existing, stored or transported material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Real Property or adjacent properties or any property or facility formerly owned, leased or used by MSM.  The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.
"Improvements" means all buildings, structures, fixtures and improvements located on the Real Property or otherwise included in the Assets, including those under construction.

    "Indebtedness" means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under noncompete, consulting or similar arrangements), except trade accounts payable of such Person arising in the Ordinary Course of Business that are not past due by more than 90 days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) any indebtedness arising under capitalized leases, conditional sales Contracts or other similar title retention instruments; (e) indebtedness or other obligations of others directly or indirectly guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers' acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver stock pursuant to stock options or stock ownership plans); (i) net payment obligations incurred by such Person pursuant to any hedging agreement; (j) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; and (k) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (j).

"Intellectual Property" means, with respect to the Companies, all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with re-issuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and Confidential Information; (f) computer software, in object and source code format (including data and related documentation); (g) plans, drawings, architectural plans and specifications; (h) websites; (i) other proprietary rights; and (j) copies and tangible embodiments and expressions (in whatever form or medium) of any of the foregoing, including all improvements and modifications thereto and derivative works thereof.
"IRS" means the U.S. Internal Revenue Service.
"Knowledge" of any Person means (a) the actual knowledge of such Person or (b) the knowledge that a reasonable Person should have after reasonable inquiry of employees, directors and officers of such Person (in the case of a legal entity).  Notwithstanding the foregoing, references to the "Sellers' Knowledge" and "Company's Knowledge" mean the actual knowledge of the Sellers.
"Law" means any federal, state, local, or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, principle of common law or other restriction of any Governmental Body.
"Liability" means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
"Long-Term Liability" means each Liability of the Companies or a Company identified on Schedule 2.2(b), also referred to as Non-Permitted Encumbrances.

"Loss" means any loss, claim, demand, Order, damage (excluding, with respect to indemnification claims between Sellers and Buyer (and not with respect to indemnification claims involving third parties), consequential damages), penalty, fine, cost, settlement payment, Liability, Tax, Encumbrance, expense, fee, court costs or reasonable attorneys' fees and expenses.
"Material Adverse Effect" means any result, occurrence, fact, change, event or effect that would be or could reasonably be expected to be, either individually or in the aggregate (taking into account all other results, occurrences, facts, changes, events or effects), materially adverse to the Business, assets, Liabilities, capitalization, financial condition, operating results, or operations of the Companies, taken as a whole, or to the ability of the Companies and the Sellers to timely consummate the Transactions, except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industries or markets in which the Companies operates, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) any changes in applicable laws or accounting rules or principles, including changes in GAAP, (e) changes due to compliance by Sellers or the Companies with the terms of, or the taking of any action contemplated or permitted by, this Agreement, or (f) the announcement of the Transactions.
"Order" means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.
"Organizational Documents" means (a) the certificate or articles of incorporation and bylaws, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.
"Ordinary Course of Business" means the ordinary course of the conduct of the Business by the Companies, consistent with past operating practices.
"Party" means the Buyer, the Companies and the Sellers.
"Permit" means any permitor Consent issued by any Governmental Body or pursuant to any Law.
"Permitted Encumbrance" means (a) any mechanic's, materialmen's or similar statutory lien incurred in the Ordinary Course of Business for monies not yet due, (b) any lien for Taxes not yet due, (c) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased or related to inventory, and (d) any lien set forth on Schedule 4.8.
"Person" means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.
"Proceeding" means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.
"Real Property" means collectively, (A) the real estate owned by Morris Enterprises, and all the Improvements located thereon and Appurtenances thereto, located at (i) 6212 Highview Drive, Fort Wayne, Indiana and (ii) 109 W. Garst Street, South Bend, Indiana.
"Related Person" means (a) with respect to a specified individual, any member of such individual's Family and any Affiliate of any member of such individual's Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals.  The "Family" of a specified individual means the individual, such individual's spouse and former spouses, any other individual who is related to the specified individual or such individual's spouse or former spouse within the third degree of consanguinity, and any other individual who resides with the specified individual.

"Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
"SEC" means the United States Securities and Exchange Commission.
"Securities Act" means the Securities Act of 1933, as amended.
"Share" or "Shares" means any issued and outstanding share of common stock, unit, or equity interest, no par value, of each Company, as applicable.
"Tax" means (A) any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax of any kind whatsoever, however denominated, or computed, and including any interest, penalty, or addition thereto, whether disputed or not; (B) Liability for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) Liability for the payment of any amounts of the type described in clause (A) or (B) as a transferee or successor, by Contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.
"Tax Return" means any return, declaration, report, claim for refund, or information return or other document or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.
"Transactions" means the transactions contemplated by the Transaction Documents.
"Transaction Documents" means this Agreement, the Consulting Agreement, the Note, the Security Agreement, and all other written agreements, documents and certificates contemplated by any of the foregoing documents.
ARTICLE II
SALE AND PURCHASE OF SHARES
2.1 Sale and Purchase of Shares.  Subject to the terms and conditions of this Agreement, the Buyer will purchase from the Sellers, and Sellers will sell and deliver to the Buyer, all of the Shares owned by Sellers, which Shares equal one hundred percent (100%) of the issued and outstanding Shares of the Company, broken out as follows:
Name	Number of shares/units of and percentage of total outstanding equity interest
	Morris Sheet Metal Corp.	Morris Enterprises, LLC	Morris Transport, LLC
James Morris 33.3%	shares 290	33.3	33.3
Daniel Morris 33.3%	shares 290	33.3	33.3
Timothy Morris 33.3%	shares 290	33.3	33.3

JTD Spiral, Inc. is a wholly owned subsidiary of MSM.

2.2 Purchase Price.
(a) The total consideration for the Shares shall be $6,600,000 (the "Purchase Price"), which is the sum of the Cash Consideration paid at Closing, by wire transfer of  immediately available funds to the accounts designated by Sellers, and the Promissory Note Consideration delivered at Closing pursuant to Sections (2.2)(b) through (d), and which Purchase Price shall be subject to increase in the amount of $ 500,000 in accordance with Section 2.2(-e).
(b) The "Cash Consideration" shall be $3,150,000, less any Long-Term Liability of Morris Enterprises satisfied by Buyer at Closing, as set forth in Schedule 2.2(b) which shall be allocated to the Sellers as follows:  33.334% to James Morris and 33.333% to Timothy Morris and 33.333% to Daniel Morris.
(c) "Note Consideration" A Long Term Note will be issued in favor of Sellers only, from Morris Sheet Metal, Corp and shall consist of a Secured Promissory Note to James Morris in the amount of $1,033,333.33 and a Secured Promissory Note to Timothy Morris in the amount of $1,033,333.33 and a Secured Promissory Note to Daniel Morris in the amount of $1,033,333.33 (the "Notes"), in substantially the form set forth in Exhibit B hereto, secured by a subordinated security interest in the assets listed in Exhibit C of the Company (the "Security Agreement") in substantially the form set forth in Exhibit D hereto. The Parties agree that the terms of the Notes shall include the following: (i) the Notes shall be secured by a subordinated security interest in the Assets of the Company; (ii) the principal shall bear interest at 4.25%; (iii) the Notes will be amortized over 10 years and have a balloon payment on the 36 month anniversary of the Effective Date of this Agreement, (iv) the Notes will be guaranteed by the Buyer; (v) provided, however, that in the event the post-closing EBITDA of MSM exceeds $1,500,000 by the twelve (12) month anniversary of the closing of the Transaction, Buyer shall be obligated to make a one-time payment to Sellers in an amount equal to 50% of amount of the EBTIDA over $1,500,000. ("Accelerated Note Payment").  Buyer's monthly payment obligations under the Notes shall not be altered by the obligations to make, or not to make, an Accelerated Note Payment. Sellers shall have a subordinated interest (for the purpose of liquidation) in the Business until the Notes have been paid off.  The Notes shall be (i) secured by a second position lien on all assets of MSM, (ii) subject to set-off by Buyer for any indemnification obligations of Sellers, and (iii) accelerated upon any default or change of control of Companies after closing of the Transaction.

(d) "Supplemental Note Consideration"" shall be issued in favor of Sellers only, shall consist of a Secured Promissory Note to James Morris in the amount of $116,666.66 and a Secured Promissory Note to Timothy Morris in the amount of $116,666.66 and a Secured Promissory Note to Daniel Morris in the amount of $116,666.66 (the "Notes"), in substantially the form set forth in Exhibit B hereto, secured by a subordinated security interest in the assets listed in Exhibit C of the Company (the "Security Agreement") in substantially the form set forth in Exhibit D hereto. The Parties agree that the terms of the Notes shall include the following: (i) the Notes shall be secured by a subordinated security interest in the Assets of the Company; (ii) the principal shall bear interest at 4.25%; (iii) the Notes will be due on the 12 month anniversary of the Effective Date of this Agreement, (iv) the Notes will be guaranteed by the Buyer.
(e) Pension Success Fee. For one year after the closing date, the Sellers will calculate monthly the 85/25 requirement to meet the Construction Industry Exemption for the Withdraw Liability (WDL).  If the calculations verify Morris Sheet Metal Corp. and/or JTD Spiral, Inc. met the Exemption requirement for six consecutive months the Buyer will pay the Sellers a $500,000 success fee allocated as follows:
•	WDL Exemption for Morris Sheet Metal Corp. - $450,000
•	WDL Exception for JTD Spiral, Inc. - $50,000
If the Exemption requirement for the WDL is achieved by Morris Sheet Metal Corp. and/or JTD Spiral, Inc., payment of the success fee will be paid to the sellers within 60 days after the first anniversary of the closing.

 2.3 Closing.  Buyer has had until and through the Closing Date (defined below), in which to conduct due diligence (the "Due Diligence Period"). Sellers provided Buyer with all documents and information concerning the Business and the Assets as Buyer requested, including without limitation all ledgers and financial statements, income documentation, sales history, sales tax records, client records, client and prospective client lists, employee salaries and benefits, and all other pertinent documents, in each case, to the extent requested throughout the Due Diligence Period by Buyer to objectively evaluate the Business.  Following such Due Diligence Period, the closing of the Transactions (the "Closing") to be performed on the Closing Date will take place remotely via the exchange of documents and signatures as the Buyer and the Sellers may mutually determine (the "Closing Date").  The sale, assignment, transfer and conveyance to the Buyer of the Shares will be deemed effective as 12:01 a.m. on the Closing Date.  All actions to be taken and all documents to be executed or delivered at the Closing will be deemed to have been taken, executed, and delivered simultaneously.  The payment of the Purchase Price shall occur at the Closing as set forth in Section 2.2.
2.4 Non-Compete.  In connection with the purchase of the Shares by the Buyer, Sellers hereby agree that for a period of five (5) years from the Closing Date, Sellers shall not accept employment with or render any service to, or acquire or own, directly or indirectly, any ownership interest, any direct competitor of MSM or create or engage in creating or conducting a competing business in metal fabrication anywhere within the geographic area in which MSM conducts Business or provides services during the time of Sellers' consulting or other business relationship with MSM; provided, however, that the Parties agree that if there occurs an Event of Default under the Notes or the Supplemental Notes, subject to all applicable cures set forth in the Notes and Supplemental Notes, the non-compete described in this Section 2.4 shall become void and of no further force or effect.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller represents and warrants to the Buyer, severally and not jointly, that the following representations are true and complete as of the Closing Date:
3.1 Authority.  Each Seller has full power, authority and legal capacity to execute and deliver the Transaction Documents to which such Seller is a party and to perform the Sellers' obligations thereunder.  This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable against Sellers in accordance with the terms of this Agreement.  Upon the execution and delivery by each Seller of each Transaction Document to which such Seller is a party, such Transaction Document will constitute the valid and legally binding obligation of Seller enforceable against Seller in accordance with the terms of such Transaction Document.
3.2 Share Ownership.  Each Seller owns of record and beneficially the number of Shares set forth in Section 2.1 above, free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law).  No Seller is a party to any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any Shares.  At the Closing, each Seller will have duly transferred to the Buyer all of such Seller's Shares, free and clear of any Encumbrance, and such Shares (in the aggregate) shall constitute 100% of the issued and outstanding equity interests of the Companies.
3.3 No Conflicts.  Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which any Seller, or any Seller's Shares, is subject; (b) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which any Seller is a party or by which any Seller is bound or to which any of Sellers' Shares are subject or the performance of which is guaranteed by any Seller; or (c) result in the imposition of any Encumbrance on any of Sellers' Shares.  No Seller need notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.
3.4 Litigation.  There is no Proceeding pending or, to Seller's Knowledge, threatened or anticipated against Sellers relating to or affecting the Transactions.
3.5 Brokers' Fees.  No Seller has engaged, and to the Seller's Knowledge, there are no and is not aware of any brokers, finders or agents entitled to any similar fee, commission or related payments with respect to the Transactions for which the Buyer or the Companies could be liable, other than Eclipse Consulting.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
 OF THE COMPANIES
The Sellers, jointly and severally, and each Company, individually and with respect to itself, represent and warrant to the Buyer as follows:
4.1 Organization, Qualification and Corporate Power.  Schedule 4.1 sets forth the Companies' jurisdictions of incorporation/organization, the other jurisdictions in which each is qualified to do business, and their directors, officers and managers.  MSM is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  JTD Spiral is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Both corporations have less than complete Director and Shareholder minutes, but such oversight does not affect the validity of any actions taken by the corporations.  Morris Enterprises is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Morris Transportation is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Companies are duly qualified to do business and is in good standing under the laws of its jurisdiction of organization and the laws of each jurisdiction where such qualification is required.  Both companies have less than complete member minutes, but such oversight does not affect the validity of any actions taken by the companies.  Each Company has full corporate power and authority to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations.  No Company currently maintains, nor has at any time in the past maintained, employees or assets of any kind in any jurisdiction outside of the United States, except as set forth on Schedule 4.1. The Companies have delivered to the Buyer correct and complete copies of the Organizational Documents of each Company.  No Company is in violation of any of its Organizational Documents.  The minute books, the stock certificate books and the stock ledger of each Company , as applicable,  in each case as delivered or made available to the Buyer, are correct and complete.  No Company has, within the last five (5) years, (i) used any trade names or assumed names other than the trade names or assumed names set forth on Schedule 4.1 or (ii) operated any business other than the Business, except as set forth on Schedule 4.1.
4.2 Capitalization.  The entire authorized equity interests of the Companies are as follows:
Company	Authorized	Outstanding
Morris Sheet Metal Corp	1,000	870
JTD Spiral Inc.	1,000	300
Morris Enterprises LLC
Morris Transportation LLC

All such outstanding shares and capital units are owned of record and beneficially by the Sellers as identified in Section 2.1 above, and there are no other owners or holders of shares of any of the Companies.  All of the outstanding capital stock and capital units, as applicable, of each Company have been duly authorized and is validly issued, fully paid and nonassessable.  There are no outstanding securities convertible or exchangeable into capital stock or capital units of any Company or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock or capital units, as applicable, of any Company.  There is no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Company.  No Company has violated any securities Law in connection with the offer, sale or issuance of any of its capital stock or other equity or debt securities.  There are no voting trusts, proxies or other Contracts relating to the voting of the capital stock or capital units, as applicable, of any Company.  With the exception of MSM as it relates to JTD Spiral, the Companies do not control or own, directly or indirectly, any equity or profits interests in any Person or have the power, directly or indirectly, to elect any Persons to the board of directors or comparable governing body of any other Person.
4.3 Authority.  Each Company has full corporate power and authority to execute and deliver this Agreement and each Transaction Document to which such Company is a party, and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by the Companies of this Agreement and each Transaction Document to which each is a party have been duly authorized by the board of directors or members, as applicable, of the Companies.  This Agreement and each Transaction Document to which a Company is a party constitutes a valid and legally binding obligation of such Company, enforceable against such Company in accordance with the terms thereof.  Upon the execution and delivery by the Companies of each Transaction Document to which a Company is a party, such Transaction Document will constitute the valid and legally binding obligation of such Company enforceable against the Company in accordance with the terms of such Transaction Document.  MSM holds a number of Permits which allow it to operate in various states, including Indiana, Kentucky, Ohio, Arkansas, and California the "State Permits").  Such State Permits are based solely on the qualifications of certain current employees of MSM whose names are set forth on Schedule 4.3.

4.4 No Conflicts.  Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which the Company or any asset owned or used by the Company is subject; (b) violate any Permit held by a Company or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by a Company; (c) violate any Organizational Document of the Companies; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Material Contract; (e) cause the Buyer or any Company to have any Liability for any Tax; or (f) result in the imposition of any Encumbrance upon any asset owned or used by any Company.  The Companies do not need to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.
4.5 Financial Statements.
(a) Attached to Schedule 4.5 are the following financial statements (collectively, the "Financial Statements"):  (i) unaudited balance sheets of the Company as of December 31 for each of the years 2013 to 2017, and statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended; and (ii) an unaudited, balance sheet of each Company (the "Interim Balance Sheets") as of June 30, 2018, and statements of income, changes in stockholders' equity, and cash flow for the 6-month period then ended.  Except as set forth on Schedule 4.5, the Financial Statements have been prepared materially in compliance with GAAP, applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Company as of and for their respective dates and periods covered thereby; provided, however, that the interim financial statements described in clause (ii) above are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse) and lack notes (which, if presented, would not differ materially from the notes accompanying the Balance Sheet).
(b) The Company's books and records maintained in the ordinary course of business (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects and all transactions to which it is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all material discounts, returns and allowances granted by it with respect to the periods covered thereby, (iii) have been maintained in accordance with reasonable business practices in its industry, (iv) form the basis for the Financial Statements with respect to the Company and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of it on an accrual basis.  The Company's management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.
(c) To the Knowledge of the Company and the Sellers, there are no events of fraud, whether or not material, that involve management or other employees of the Company who have a significant role in the Company's financial reporting and/or relate to the Business.

4.6 Absence of Certain Changes.  Except as disclosed on Schedule 4.6, since June 30, 2018 (the "Interim Date"), there has not been any Material Adverse Effect and no event has occurred or circumstance exists that reasonably could result in any such Material Adverse Effect.  Since the Interim Date, each Company has:
(a) not sold, leased, transferred or assigned any asset, or made any distributions of any assets (cash or otherwise) to any of its Affiliates other than for fair consideration in the Ordinary Course of Business;
(b) not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;
(c) not experienced any material damage, destruction or loss other than ordinary wear and tear (whether or not covered by insurance) to its property or assets in excess of $25,000 in the aggregate;
(d) other than in the ordinary course, not entered into any Contract (or series of reasonably related Contracts, each of which materially relates to the underlying transaction as a whole) involving more than $25,000 or that cannot be terminated without penalty on less than six months' notice, with the exception of inventory purchase orders;
(e) not accelerated, terminated, modified or cancelled any Contract or Permit (or series of reasonably related Contracts or Permits) involving more than $25,000 annually to which any Company is a party or by which it or its assets is bound, and no Company has received notice that any other party to such a Contract or Permit (or series of reasonably related Contracts or Permits) has accelerated, terminated, modified or cancelled the same, other than as set forth in Paragraph 4.6(o);
(f) not had an Encumbrance (other than Permitted Encumbrances) imposed upon it or any of its assets;
(g) except as disclosed in Schedule 4.5(g) not (i) made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 outside the Ordinary Course of Business (ii) failed to make any scheduled capital expenditures or investments when due, or (iii) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $25,000;
(h) not delayed or postponed the payment of accounts payable and other Liabilities, accelerated the collection of Accounts Receivable, in either case outside the Ordinary Course of Business, or altered any accounting method or practice;
(i) not issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than $25,000 in the aggregate or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date;
(j) not canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $25,000;
(k) not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its capital stock or declared, set aside, made or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or amended any of its Organizational Documents;

(l) not made any loan to, or entered into any other transaction with, any of its directors, officers or employees on terms that would not have resulted from an arms-length transaction, (ii) entered into any employment Contract or modified the terms of any existing employment Contract, (iii) granted any increase in the compensation of any of its directors, officers or employees (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or (iv) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its directors, officers or employees;
(m) not made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting  method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim, assessment or Liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(n) not had any Proceeding commenced nor, to the Knowledge of the Company and the Sellers, threatened or anticipated relating to or affecting the Companies, the Business or any asset owned or used by it;
(o) not suffered any loss of any Major Customer or material distribution channel, sales location or source of supply of raw materials, inventory, utilities or contract services or the receipt of any notice that such a loss may be pending;
(p) not entered into any capital or operating leases;
(q) not agreed or committed to any of the foregoing; and
(r) Schedule 4.6(r) is a work in process sheet prepared for the month of September 2018.  Said work in process sheet represents anticipated profit and loss on all pending jobs as of the date it was issued,  to the knowledge of the Sellers.
4.7 No Undisclosed Liabilities.  Except as set forth on Schedule 4.7, no Company has incurred any Liability (and, to the Knowledge of each Company and the Sellers, no basis exists for any Liability), except for (a) Liabilities to the extent reflected or reserved against on the Interim Balance Sheet, (b) current Liabilities incurred in the Ordinary Course of Business since the Interim Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law) and (c) Liabilities that are not required to be reflected in the Company's Financial Statements in material compliance with GAAP and are individually or in the aggregate not greater than $25,000.
4.8 Title to and Sufficiency of Assets.  The Companies, as applicable, have good and marketable title to, or a valid leasehold interest in, the Assets, free and clear of any Encumbrances except for Permitted Encumbrances set forth on Schedule 4.8 and except for properties and assets disposed of in the Ordinary Course of Business since the Interim Date.  The Assets include (a) all tangible and intangible property and assets necessary for the continued conduct of the Business and the provision of services therewith as of the Closing in the same manner as conducted prior to the Closing and in compliance in all material respects with all applicable Laws, Material Contracts and Permits as of the Closing and (b) all property and assets necessary to have generated the results of operations for the Business reflected in the Financial Statements and to perform under the Material Contracts.

4.9 Accounts Receivable; Accounts Payable.
(a) All Accounts Receivable as of the Closing Date represent or will represent valid obligations arising from goods or services actually sold by each Company, as applicable, in the Ordinary Course of Business.  Unless paid prior to the Closing Date, to the Knowledge of the applicable Company and the Sellers, the Accounts Receivable are and will be as of the Closing Date collectible in accordance with their terms net of the respective reserves shown on the Balance Sheet, the Interim Balance Sheet and the accounting records of such Company as of the Closing Date, respectively.  The foregoing reserves are calculated consistent with past practices of each Company, as applicable.  To the Knowledge of the applicable Company and the Sellers, there is no contest, claim, or right to set-off, other than warranty work in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.  Schedule 4.9(a) contains a list of all Accounts Receivable as of the Date of Close, which list sets forth the aging of such Accounts Receivable.
(b) All Accounts Payable as of the Closing Date represent or will represent valid obligations arising from purchases or commitments actually made by each Company, as applicable, in the Ordinary Course of Business.  Unless paid prior to the Closing Date, the Accounts Payable are and will be as of the Closing Date current and payable in accordance with their terms net of the respective reserves shown on the Balance Sheet, the Interim Balance Sheet and the accounting records of each Company, as applicable, as of the Closing Date, respectively.  There is no contest, claim, or right to set-off under any Contract with any obligee of an Account Payable relating to the amount or validity of such Account Payable.  Schedule 4.9(b) contains a list of all Accounts Payable as of the Date of Close, which list sets forth the aging of such Accounts Payable.
4.10 Relationship with Business Partners, Vendors, Suppliers.  As of the date of this Agreement, each Company has maintained business relationships consistent with past practices with its business partners, vendors, suppliers, and all others (collectively, the "Business Associates") necessary for the operation of the Business of such Company.  Neither the Companies nor the Sellers is aware of any pending concerns with the relationships with any of their Business Associates that would constitute a Material Adverse Effect.
4.11 Contracts.
(a) Each Company has provided to Buyer copies of, or access to, the following Contracts to which such Company is a party or by which such Company is bound or to which any asset of such Company is subject or under which such Company has any rights or the performance of which is guaranteed by such Company or under which such Company is conducting any of the Business (collectively, with the Leases, Licenses and Insurance Policies, the "Material Contracts"): (i) each Contract (or series of related Contracts) that involves delivery or receipt of products or inventory of an amount or value in excess of $50,000 or that involves expenditures or receipts in excess of $50,000; (ii) each Contract (or series of related Contracts) that involves delivery or receipt of services (other than with respect to products or inventory) of an amount or value in excess of $50,000 or that involves expenditures or receipts in excess of $50,000; (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, including each Lease and License; (iv) each licensing agreement or other Contract with respect to intellectual property of any third party, including any agreement with any current or former employee, consultant or contractor regarding the appropriation or non-disclosure of any Intellectual Property or intellectual property of any third party; (v) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees; (vi) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or Liabilities with any other Person; (vii) each Contract containing any covenant that purports to restrict the business activity of the respective Company or limit the freedom of the respective Company to engage in any line of business or to compete with any Person; (viii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (ix) each power of attorney; (x) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the respective Company to be responsible for consequential, incidental or punitive damages; (xi) each Contract (or series of related Contracts) for capital expenditures in excess of $10,000; (xii) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the Ordinary Course of Business; (xiii) each Contract for Indebtedness with an outstanding balance in excess of $50,000; (xiv) each employment or consulting Contract; (xv) each Contract to which the Sellers or any Related Person of the Sellers or of the respective Company is a party or otherwise has any rights, obligations or interests; and (xvi) each Contract not terminable without penalty on less than six months' notice.

(b) Each Material Contract, with respect to the respective Company, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms as of the Closing Date.  Each Material Contract, with respect to the other parties to such Material Contract, to the Knowledge of the respective Company and the Sellers, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms as of the Closing Date.  To the Knowledge of the respective Company and the Sellers, such Company is not aware of any breach or default, and is not aware of any event that has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract.  To the Knowledge of the respective Company and the Sellers, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract.  No party to any Material Contract has notified the respective  Company that it has repudiated any provision of any Material Contract.
(c) Except as set forth on Schedule 4.11(c), to the knowledge of the Sellers there is no Contract to which the any Company is a party and performing work as a subcontractor for a prime contractor (a "Subcontract"), which incorporates terms or conditions from the related Contract between the prime contractor and the other Person party thereto (the "Prime Contract"), where the terms and conditions incorporated into the Subcontract from the Prime Contract (i) impose material obligations on any Company not expressly delineated in the Subcontract (e.g., cannot incorporate by reference to the Prime Contract) or (ii) require the Company to perform in a manner inconsistent with, or above and beyond, the terms of Material Contracts (which are not Subcontracts) previously provided to the Buyer .
4.12 Intellectual Property.
(a) Except as set forth on Schedule 4.12, The Companies are the sole and exclusive legal and beneficial, and, as to registered Intellectual Property, record, owner of all right, title and interest in and to the Intellectual Property, and has, to the Knowledge of the Company and the Sellers, the valid right to use all other intellectual property of any third party used in or necessary for the conduct of the Business, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Each item of Intellectual Property or intellectual property of any third party owned, licensed or used by the Companies immediately prior to the Closing is set forth on Schedule 4.12.  To the Knowledge of the Company and the Sellers, each item of Intellectual Property or intellectual property of any third party owned, licensed or used by the Companies are valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.  Schedule 4.12 identifies each item of intellectual property of any third party that any Person other than the Companies own and that the Companies use pursuant to license, agreement or permission (a "License").  With respect to each item of Intellectual Property or intellectual property of any third party required to be identified in Schedule 4.12:  (i) such item is not subject to any Order; (ii) to the Knowledge of the Company and the Sellers, no action is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) the Companies have not granted any sublicense or similar right with respect to the License relating to such item.

(b) To the Knowledge of the Companies and the Sellers, the conduct of the Business, and the products, processes and services of the Companies, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the intellectual property or other rights of any Person. To the Knowledge of the Companies and the Sellers, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any intellectual property of any third party.  The Company has no Knowledge of any Proceedings (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the intellectual property of any Person by the Companies; (ii) challenging the validity, enforceability, registrability or ownership of any intellectual property or the Companies' rights with respect to any intellectual property of any third party; or (iii) by the Companies or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Intellectual Property.   the Companies are not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property.
(c) The Companies have taken all commercially reasonable actions to maintain and protect all of the Intellectual Property as of the Closing Date so as not to adversely affect the validity or enforceability thereof.  The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, MSM's right to own, use or hold for use any Intellectual Property or intellectual property of any third party as owned, used or held for use in the conduct of the Business.
 4.13 Tax.
(a) The Companies have timely filed with the appropriate Governmental Body all Tax Returns that each Company was required to have filed.  All Tax Returns filed by the Companies are true, correct and complete in all material respects.  All Taxes owed (or required to be remitted) by the Companies (whether or not shown or required to be shown on any Tax Return) have been timely paid to the appropriate Governmental Body.
(b) To the Knowledge of each Company and the Sellers, no claim has been made by any Governmental Body in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to the payment, collection or remittance of any Tax of that jurisdiction or is otherwise subject to taxation by that jurisdiction.  To the Knowledge of each Company and the Sellers, there are no Encumbrances on any of the assets of any Company that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax.  Schedule 4.13 (i) contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which each Company has filed a Tax Return at any time during the six-year period ending on the date hereof, (ii) identifies those Tax Returns that have been audited, (iii) identifies those Tax Returns that currently are the subject of audit, (iv) lists all Tax rulings and similar determinations requested or received by any Company or Sellers, (v) identifies those Tax Returns that are due to be filed within 90 days after the date hereof and (vi) contains a complete and accurate description of all material Tax elections that were made by or on behalf of any Company.  The Companies have delivered or made available to the Buyer true, correct and complete copies of all Tax Returns filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, each Company during the six-year period ending on the date hereof.

(c) The Companies (i) have never been a member of an Affiliated Group filing a consolidated federal income tax return (other than a group the common parent of which was MSM), (ii) have never been a party to any Tax sharing, indemnification or allocation agreement, nor does any Company owe any amount under any such agreement, (iii) does not have any liability for Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, and including any arrangement for group relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract, or otherwise, and (iv) has never been a party to any joint venture, partnership or other agreement or arrangement that could be treated as a partnership for Tax purposes.
(d) The Companies have never constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for a tax-free treatment under Code Section 355.
(e) Each Company has withheld or collected, and timely paid to the appropriate Governmental Body, all Taxes required to have been withheld or collected and remitted, and complied with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, customer, creditor, stockholder, independent contractor, or other third party.
(f) To the knowledge of the Sellers and the Company, there is no reasonable basis for any Governmental Body to, and neither Sellers nor any director or officer (or employee responsible for Tax matters) of any Company has received notice that any Governmental Body will, assess any additional Taxes for any period.  There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted (or to be paid, collected or permitted) by such Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any of the Sellers or such Company has Knowledge.  No Company has waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Governmental Body to agree, to any extension of time with respect to any Tax.  No extension of time within which to file any Tax Return of any Company has been requested, granted or currently is in effect.
(g) Since the Interim Date, no Company has incurred any Liability for Taxes outside the Ordinary Course of Business.
(h) No Company has, directly or indirectly, participated in any transaction (including, the transactions contemplated by this Agreement) that would constitute (i) a "reportable transaction" or "listed transaction" as defined in Treasury Regulation Section 1.6011-4 or (ii) a "tax shelter" as defined in Code Section 6111 and the Treasury Regulations thereunder.
(i) The Companies will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date, including as a result of: (i) a "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (ii) change in method of accounting under Code Section 481(c); (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Code Section 1502; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(j) Schedule 4.13 lists each agreement, contract, plan or other arrangement (whether or not written and whether or not an Employee Benefit Plan) to which each Company is a party that is a "nonqualified deferred compensation plan" within the meaning of Code Section 409A and the Treasury Regulations thereunder. Each such nonqualified deferred compensation plan (i) complies, and is operated and administered in accordance, with the requirements of Code Section 409A, the Treasury Regulations thereunder and any other IRS guidance issued thereunder and (ii) has been operated and administered in good faith compliance with Code Section 409A from the period beginning on the adoption of such nonqualified deferred compensation plan.

4.14 Legal Compliance.
(a) Since January 1, 2016, the Companies, have been in compliance in all material respects with all applicable Laws and Permits.  To the Knowledge of the Company and the Sellers, no Proceeding is pending, nor since has been filed or commenced, against any Company alleging any failure to comply with any applicable Law or Permit.  To the Knowledge of the Company and the Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any Company of any Law or Permit.  No Company has received any notice or other communication from any Person regarding any actual, alleged or potential violation by such Company of any Law or Permit or any cancellation, termination or failure to renew any Permit held by such Company.
(b) Schedule 4.14 contains a complete and accurate list of each Permit held by each Company that is material to the Business or that otherwise is material to any asset owned or leased by each Company and subject to the qualifications set forth in Section 4.3 and states whether each such Permit is transferable.  Each Permit listed or required to be listed on Schedule 4.14 is valid and in full force and effect.  Each Permit listed on Schedule 4.14 is renewable for no more than a nominal fee.  The Permits listed on Schedule 4.14 constitute all of the Permits necessary to allow the Companies to lawfully conduct and operate the Business as currently conducted and operated and to own and use its assets as currently owned and used.
4.15 Litigation.  There is no Proceeding pending or, to the Knowledge of the Company and the Sellers, threatened or anticipated relating to or affecting (a) any Company or the Business or any asset owned or used by any Company or (b) the Transactions.  To the Knowledge of the Company and the Sellers, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding in which the anticipated liability exposure would be expected to exceed $10,000.  There is no outstanding Order to which any Company or any asset owned or used by it is subject.  Schedule 4.15 lists all Proceedings pending at any time since January 1, 2012, in which any Company has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all Proceedings pending at any time since January 1, 2012, in which any Company has been a plaintiff.  Schedule 4.15 lists all Orders in effect at any time since January 1, 2012, to which any of the Companies has been subject or any asset owned or used by any Company is subject.
4.16 Service Warranties.  Each service provided by any Company has been in conformity with all applicable contractual commitments and all express and implied warranties.  No Company has had any Liability (and, to the Knowledge of the Company and the Sellers, there is no basis for any present or future Proceeding against any Company that could give rise to any Liability) for replacement or repair or other damages in connection therewith.  Schedule 4.16 lists (i) all Contracts which contain warranties extended beyond 12 months, (ii) all warranty claims made against any Company in excess of $10,000 since January 1, 2012 and (iii) any guaranty, warranty or indemnity provided by any Company not consistent with past practice or that could reasonably have a claim in excess of $10,000.  No Company has had any Liability (and there is no basis for any present or future Proceeding against such Company that could give rise to any Liability) arising out of any injury to any individual or property as a result of any service provided by such Company.
4.17 Environmental.  To the Knowledge of the Company and the Sellers, each Company has complied and is in compliance with all Environmental Laws.  No Permits are required pursuant to any Environmental Law for the occupation of the facilities or operation of the Business.  No Company has received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law.

4.18 Employees.
(a) With respect to each current employee and independent contractor of any Company, the respective Company has provided Buyer with complete access to such Company's records of such employee and independent contractor, including records reflecting the name, job title, current rate of direct compensation, date of commencement of employment or engagement, and, as to employees, sick and vacation leave (both number of days and USD equivalent) that is accrued and unused. Each Company has provided to Buyer current copies of any employment agreements with any employees.
(b) There are no pending, or to the Knowledge of the Company and the Sellers, threatened, Proceedings with respect to any Company under any Laws relating to or arising out of any employment relationship with its employees.  No Company is subject to any settlement or consent decree with any present or former employee, labor union or Governmental Body relating to claims of discrimination, wrongful practices or other claims in respect of employment practices and policies.
(c) To the Knowledge of the Company and the Sellers, each Company is, and since January 1, 2012, has been, in compliance in all material respects with all Laws relating to the employment of labor, including Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, payroll documents, equal opportunity, immigration compliance, occupational health and safety, termination or discharge, plant closing and mass layoff requirements, affirmative action, workers' compensation, disability, unemployment compensation, whistleblower laws, collective bargaining, the payment of all applicable Taxes including the full payment of all required social security contributions and other required withholdings.
(d) All employees and former employees of each Company have been, or will have been on or before the Closing Date, paid in full for, or the respective Company shall have properly accrued for, all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other compensation for all services performed by them or that was accrued by them up to the most recent payroll date prior to Closing, payable in accordance with the obligations of such Company under any employment or labor practices and policies, or any collective bargaining agreement or individual agreement to which such Company is a party, or by which the Company may be bound.
(e) To the Knowledge of the Company and the Sellers, no employee, officer or director of any Company is a party to or bound by any agreement that (i) could adversely affect the performance of his or her duties as an employee, officer or director other than for the benefit of such Company, (ii) could adversely affect the ability of such Companies to conduct its business, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of such Company or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than such Company.
(f) The Company is signatory to a collective bargaining agreement with the Local Union no. 20 of the International Association of Sheet Metal, Air, Rail and Transportation Workers (the "Union").  The Company has provided the Buyer with a copy of said contract and its associated pension, health and welfare plan.

4.19 Employee Benefits.
(a) The Company participates in a multi-employer pension and health and welfare plan pursuant to the collective bargaining agreement mentioned previously in 4.18(f) and as further set forth on Schedule 4.19(a).   As of December 31, 2017 the Company had contingent withdraw liability should it withdraw from said plan in the amounts set forth in Schedule 4.19(a).
(b) Nonunion Company employees are covered by the policies as set forth on Schedule 4.19(b).
(c) Except to the extent required pursuant to Code Section 4980B(f) and the corresponding provisions of ERISA, no Company Benefit Plan provides retiree medical or retiree life insurance benefits to any Person, and no Company is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.
4.20 Customers and Suppliers.
(a) With respect to each of the three (3) fiscal years most recently completed prior to the date hereof, Schedule 4.20 lists the five largest (by dollar volume) Customers during each such period (showing the dollar volume for each) (the "Major Customers").  Except as disclosed in Schedule 4.20, to the Knowledge of Company and Sellers, no event has occurred and no condition or circumstance exists that would reasonably be expected to materially and adversely affect the relations of MSM with any Major Customer or any supplier.  No Major Customer or supplier has notified MSM of plans to terminate or materially alter its business relations with the Business, either as a result of the transactions contemplated by this Agreement or otherwise, or to enter bankruptcy or liquidate.
(b) Except to the extent set forth on Schedule 4.20, MSM is not currently required to provide any bonding or other financial security arrangements in any amount in connection with any on-going jobs, projects or other transactions with any Major Customers or suppliers.
4.21 Transactions with Related Persons.  Except as set forth in Schedule 4.21 or in the financial statements, for the past three (3) years, neither any shareholder, officer, director or employee of any Company nor any Related Person of any of the foregoing has (a) owned any interest in any asset used in the Business, (b) been involved in any business or transaction with the Companies or (c) engaged in competition with the Companies.  Except as set forth in Schedule 4.21, neither any shareholder, officer, director or employee of any Company nor any Related Person of any of the foregoing (i) is a party to any Contract with, or has any claim or right against, any Company or (ii) has any Indebtedness owing to any Company.  Except as set forth in Schedule 4.21, no Company has had (A) any claim or right against any shareholder, officer, director or employee of such Company or any Related Person of any of the foregoing or (B) any Indebtedness owing to any shareholder, officer, director or employee of such Company or any Related Person of any of the foregoing.  The vehicles listed in Schedule 4.21(A) are in the possession of each Seller and subject to the debt associated therewith. Each of said Sellers shall be responsible for the return of the vehicle in his possession.
4.22 Indebtedness and Guaranties.  Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Companies has been furnished to the Buyer.  The Long-Term Debt is listed on Schedule 2.2(b) and accurately reflects all amounts necessary to discharge the amounts of non-permitted encumbrances outstanding immediately prior to the Closing.  No Company is a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person, except as set forth on Schedule 4.22.

    4.23 Capital Expenditures  Attached to Schedule 4.23 are each Company's budgets for capital expenditures for its current fiscal year and the following fiscal year.  Except as set forth on Schedule 4.23, there are no capital expenditures that any Company currently plans to make or anticipates will need to be made during its current fiscal year or the following fiscal year in order to comply with existing Laws or to continue operating the Business following the Closing in the manner currently conducted.  No Company has foregone or otherwise materially altered any planned capital expenditure as a result of the Sellers' decision to enter into the Transactions or otherwise sell or dispose of the Business.
4.24 Insurance.  The Companies have delivered to the Buyer true and complete copies of each Insurance Policy and each pending application of each respective Company for any insurance policy.  All premiums relating to the Insurance Policies have been timely paid.  The Companies have been covered during the past four (4) years by insurance in scope and amount customary and reasonable for the businesses in which each has engaged during such period.  The Companies are in compliance with all premium obligations and, to the Knowledge of the Company and the Sellers, no Company is in default of any of its obligations relating to insurance created by Law or any Contract to which such Company is a party.  The Companies have delivered or made available to the Buyer copies of loss runs and outstanding claims as of a recent date with respect to each Insurance Policy.
 4.25 No Acceleration of Rights and Benefits.  No Company has made, or is obligated to make, any payment to any Person in connection with the Transactions or any change of control.  No rights or benefits of any Person have been (or will be) accelerated, increased or modified and no Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of a change of control or the consummation of the Transactions.
4.26 No Brokers' Fees.  The Companies have not engaged, and to the Knowledge of the Company and Sellers, there are no and are not aware of any other brokers, finders or agents entitled to any fee, commission or related payments with respect to the Transactions for which the Buyer or the Companies could be liable, other than Eclipse Consulting.
4.27 Disclosure.  No representation or warranty contained in this Article IV and no statement in any Schedule related thereto contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the Knowledge of the Company and the Sellers, there is no impending change in the Business or in the MSM's competitors, relations with employees, suppliers or customers, or in any Laws affecting the Business, that (a) has not been disclosed in the Schedules to the representations and warranties in this Article IV and (b) has resulted in or is reasonably likely to result in any breach of any representation or warranty or any Material Adverse Effect.  Buyer acknowledges and agrees that in entering into this Agreement (or any Schedule related thereto) it has not relied and is not relying on any representations, warranties, or other statements whatsoever, whether written or oral, by Sellers or any Person acting on Sellers' behalf, other than those expressly set forth in this Agreement (or any Schedule related thereto) and that it will not have any right or remedy arising out of any representation, warranty or statement not set forth in this Agreement (or any Schedule related thereto).
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER
The Buyer represents and warrants to the Sellers as follows:
5.1 Organization and Authority.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  The Buyer has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party and the performance by the Buyer of the Transactions have been duly approved by all requisite corporate action of the Buyer.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of this Agreement.  Upon the execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party, such Transaction Document will constitute the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of such Transaction Document.

5.2 No Conflicts.  Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which the Buyer is subject; (b) violate any Organizational Document of the Buyer; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which the Buyer is a party or by which the Buyer is bound or the performance of which is guaranteed by the Buyer.  The Buyer is not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.
5.3 Capitalization.  The authorized capital stock of the Buyer is as follows:
	Authorized	Outstanding
Class A Common Stock	500,000,000	24,010,100
Class B Common Stock	100,000,000	16,000,000
Preferred Stock	5,000,000	0

All of the outstanding capital stock of the Buyer has been duly authorized and is validly issued, fully paid and nonassessable.  Other than as set forth in the Buyer's public filings, there are no outstanding securities convertible or exchangeable into capital stock of the Buyer or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Buyer to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Buyer.  There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Buyer.
5.4 [INTENTIONALLY DELETED]
    5.5 No Undisclosed Liabilities.  The Buyer has not incurred any Liability (and no basis exists for any Liability), except for (a) Liabilities to the extent reflected or reserved against on Buyer's last balance sheet filed with the SEC and publicly available, and (b) current Liabilities incurred in the Ordinary Course of Business since the Buyer's last financial statements filed with the SEC and publicly available (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).
    5.6 Legal Compliance.  The Buyer is, and since Buyer's last financial statements filed with the SEC and publicly available has been, in compliance in all material respects with all applicable Laws and Permits.  No Proceeding is pending, nor since such time of Buyer's last financial statements filed and publicly available, has been filed or commenced, against the Buyer alleging any failure to comply with any applicable Law or Permit.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Buyer of any Law or Permit.  The Buyer has not received any notice or other communication from any Person regarding any actual, alleged or potential violation by the Buyer of any Law or Permit or any cancellation, termination or failure to renew any Permit held by the Buyer.

5.7 Litigation.  There is no Proceeding pending or, to the Knowledge of the Buyer, threatened or anticipated against the Buyer relating to, affecting, or otherwise delaying, interfering or preventing the Transactions or materially impacting the Buyer or the Buyer's financial condition or operations.  To the Buyer's Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding in which the anticipated liability exposure would be expected to exceed $100,000.  There is no outstanding Order to which the Buyer is subject.
    5.8 Absence of Certain Changes.  Since June 30, 2017, there has not been any Buyer Material Adverse Effect and no event has occurred or circumstance exists that reasonably could result in any such Material Adverse Effect.
    5.9 No Brokers' or Finders' Fees.  The Buyer has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which the Sellers could be liable. The Buyer has not retained, employed or used any broker or finder in connection with purchase of the shares from the Sellers
5.10 Investment Intent.  The Buyer is acquiring the Shares purchased hereunder for its own account and not with a view to distribution of such Shares in violation of the Securities Act.
5.11 Non Union Withdrawal.  The Buyer shall not cause or allow MSM or JTD Spiral to cease membership in the Union and or withdraw from same for a period of one (1) year from the closing of this transaction.
ARTICLE VI
CLOSING CONDITIONS
6.1 Conditions to the Buyer's Obligations.  The Buyer's obligation to perform the Transactions contemplated to be performed on or before the Closing Date is subject to satisfaction, or written waiver by the Buyer or by Closing, of each of the following conditions:
(a)    (i) all of the representations and warranties of the Companies, individually and collectively, and the Sellers in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, except in each case to the extent any such representation or warranty is made as of an earlier specific date, in which case such representation or warranty must have been and must be accurate in all respects as of such date, and (ii) the Companies and the Sellers must have performed and complied with all of their respective covenants and agreements in this Agreement to be performed prior to or at the Closing.
(b)   each of the following documents must have been delivered to the Buyer and dated as of the Closing Date (unless otherwise indicated):
   (i) Certificates representing all of the Morris Sheet Metal Corp. shares, free and clear of any Encumbrances, accompanied by duly executed stock powers, in form and substance reasonably satisfactory to the Buyer;
   (ii) The minute books, the stock certificate books and the stock ledger of each Company, as applicable;
   (iii) The Security Agreement, executed by MSM;

   (iv) A certificate of the secretary of each Company, in form and substance reasonably satisfactory to the Buyer, certifying that with respect to it (A) attached thereto are a true, correct and complete copy of (1) its articles or certificate of incorporation or organization, as applicable, certified as of a recent date by the Secretary of State of its state of incorporation or organization and its bylaws or operating agreement, as applicable, (2) to the extent applicable, resolutions duly adopted by its board of directors, stockholders, managers, and/or members authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which each is a party, and (3) certificates of existence as of a recent date of it from its state of incorporation or organization and a certificate of existence or good standing as of a recent date of it from each state in which the failure to be duly qualified would constitute a Material Adverse Effect;
   (v) a certificate of Sellers' non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b); and
   (vi) such other documents as the Buyer and Sellers reasonably agree are necessary for the purpose of (A) evidencing the accuracy of Sellers' and the Companies' representations and warranties, (B) evidencing Sellers' and the Companies' performance of, and compliance with, any covenant or agreement required to be performed or complied with by Sellers and the Companies, or (C) evidencing the satisfaction of any condition referred to in this Section 6.1.
(c) there must not be any Proceeding pending or threatened against the Buyer or any of its Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions or (ii) may have the effect of preventing, delaying, making illegal or interfering with any of the Transactions;
(d) the Board of Directors of the Buyer shall have approved the Transactions;
(e) each Company and Sellers shall have used commercially reasonable efforts to preserve intact the Business and their relationships with the MSM's employees, customers, agents and all other Persons reasonably related to the Business in a manner consistent with past practices or in the Ordinary Course of Business;
(f) the performance of the Transactions must not, directly or indirectly, with or without notice or lapse of time, violate any Law that has been adopted or issued, or has otherwise become effective, since the date hereof;
(g) all Indebtedness owed to the Company by Sellers or any Related Person of the Sellers must have been paid in full by such Person or otherwise satisfied by Buyer at Closing;
(h) the Working Capital of the Companies at the Closing Date as shown in Exhibit D the True Up Cash Settlement shall be equal to or greater than the Working Capital as of June 30th 2018 as shown in Exhibit D the True Up Cash Settlement).  Distribution of cash prior to closing shall not be a violation of any provision of this Agreement so long as the requirements of this subparagraph and 6.1(i) are complied with;
(i) MSM shall have a cash balance in its bank account of $200,000 at the time of the Closing; and

(j) To the extent not paid off by the Buyer under paragraph 2.2(b), Seller and/or MSM shall pay off in full each Long-Term Liability and any short term Liability associated with a Long-Term Liability (excluding real estate taxes assessed but not yet due and owing as of the Closing Date), to the extent the Trade Payables as of the Closing Date do not include such short term Liabilities.
6.2 Conditions to the Sellers' Obligations.  The Sellers' obligations to perform the Transactions contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by the Sellers, of the following conditions:
 (a) all of the representations and warranties of the Buyer in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, and (ii) the Buyer must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing.

  (b)              each of the following must have been delivered to the Sellers:
(i)	The Cash Consideration; and
(ii)	The Secured Note Consideration;
(c)  the sale of the Shares by the Sellers to the Buyer will not violate any Law that has been adopted or issued, or has otherwise become effective, since the date hereof;
(d) receipt of certified Directors minutes of the Co-Makers approving this transaction.
ARTICLE VII
 POST-CLOSING COVENANTS
The Parties agree as follows with respect to the period following the Closing:
7.1 Litigation Support.  If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Company, then upon the request of such Party each other Party will cooperate with the requesting Party and its counsel in the evaluation, pursuit, contest or defense, make available its personnel, and be available for testimony and provide access to its books and records as may be necessary in connection therewith, except to the extent the other Party is adversarial to the requesting Party in that Proceeding or any related Proceeding. The requesting Party will reimburse each other Party for its out-of-pocket expenses related to such cooperation (unless the requesting Party is entitled to indemnification therefor under Section 8.1 without regard to Section 8.4).
7.2 Transition.  Sellers will not take any affirmative action that is designed or intended to have the effect of discouraging any lessor, lessee, employee, Governmental Body, licensor, licensee, customer, supplier or other business associate of any Company from maintaining the same relationships with such Company after the Closing as it maintained prior to the Closing.
7.3 Confidentiality.  Until April 1st, 2023, Sellers will, and will cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of the Buyer and the Companies, except in connection with this Agreement or with the prior written consent of the Buyer.  The covenants in this Section 7.3 will not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by a Sellers or its Affiliates or Representatives or, to the Knowledge of Sellers, breach by any other Person of a duty of confidentiality to the Buyer or (b)  Sellers is required to disclose by applicable Law; provided, however, that Sellers will notify the Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Buyer to limit the scope of such disclosure.  At any time that the Buyer may request, Sellers will, and will cause its Affiliates and Representatives to, turn over or return to the Buyer all Confidential Information in any form (including all copies and reproductions thereof) in its possession or control.

7.4 [INTENTIONALLY DELETED]
    7.5 Compliance with Laws.  The Buyer will remain in compliance in all material respects with all applicable Laws and Permits, including continuing to comply with all securities laws and the SEC's reporting requirements.
ARTICLE VIII
 INDEMNIFICATION
8.1 Indemnification by the Sellers. After the Closing and subject to the terms and conditions of this Article VIII:
(a) Subject to the limitations set forth in this Article VIII, the Sellers will indemnify and hold harmless the Buyer and MSM (collectively, "Buyer Indemnitees") from, and pay and reimburse each Buyer Indemnitee for, all Losses directly or indirectly relating to or arising from: (i) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by the Sellers in Article III; or (ii) any breach of any covenant or agreement, or any representation or warranty, of the Sellers in this Agreement.
(b) The Sellers will indemnify and hold harmless each Buyer Indemnitee from, and pay and reimburse each Buyer Indemnitee for, all Losses, directly or indirectly, relating to or arising from: (i) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by the Sellers, or the Companies in this Agreement (other than in Article III) existing at the Closing, or arising out of events or circumstances occurring prior to the Closing; (ii) any breach of any covenant or agreement, or any representation or warranty, of the Companies in this Agreement; (iii) all Liabilities, not covered by insurance, of, or arising from the conduct of, the Companies existing at the Closing, or arising out of events or circumstances occurring prior to the Closing which have not been disclosed in writing to the Buyer prior to Closing; or (iv)  any matter set forth on Schedule 8.1.
(c) The amount of indemnification to be paid by the Sellers to the Buyer or the Buyer Indemnitees pursuant to this Section 8.1 shall not exceed the lesser of (i) Fifteen Percent (15%) of the Purchase Price or (ii) the amount of the cash paid towards the Purchase Price paid to the Sellers through the date of the claim for which such indemnification is paid (the 'Indemnification Cap").
8.2 Indemnification by the Buyer.  After the Closing, subject to the terms and conditions of this Article VIII, the Buyer will indemnify and hold harmless the Sellers from, and pay and reimburse the Sellers for, all Losses, directly or indirectly, relating to or arising from:  (a) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by the Buyer in this Agreement; (b) any breach of any covenant or agreement of the Buyer in this Agreement; (c) any claim by the Buyer Indemnitees or any Person claiming through or on behalf of the Buyer Indemnitees arising out of or relating to any act or omission by the Sellers or any other Person in reliance upon instructions from or notices given by the Buyer or any other Buyer Indemnitees, or (d) all Liabilities of, or arising from the conduct of, any Company which arise following the Closing, or which arise out of or are in connection with the operation or conduct of any Company occurring following the Closing.

8.3 Survival and Time Limitations.  All representations, warranties, covenants and agreements of the Buyer, Companies, individually and collectively, and the Sellers in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. The Sellers will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement unless the Buyer notifies the Sellers of such a claim on or before twelve (12) months following the Closing.
8.4 Limitations on Indemnification by the Sellers.  The Sellers will have no Liability with respect to the matters described in Section 8.1 until the total of all Losses with respect to such matters exceeds $50,000 (the "Basket"), at which point the Sellers will be obligated to indemnify for only Losses exceeding the Basket, subject to the Indemnification Cap set forth in Section 8.1(c) above.  The Basket limitation set forth in this Section 8.4 will not apply to any fraudulent or intentional breach of any representation or warranty.
8.5 Claims Against the Companies.  Following the Closing, Sellers may not assert, directly or indirectly, and hereby waive, any claim, whether for indemnification, contribution, subrogation or otherwise, against any Company with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date or any obligation of the Sellers under Section 8.1.  Sellers agrees not to make, directly or indirectly, and hereby waives, any claim for indemnification against the Companies by reason of the fact that Sellers was a stockholder, director, officer, employee or agent of the Companies or was serving at the request of the Companies as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses or otherwise and whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any Proceeding brought by the Buyer or the Companies against the Sellers or any Affiliate thereof (whether such Proceeding is pursuant to this Agreement or otherwise) with respect to any act, omission, condition or event occurring following the Closing Date.
8.6 Third-Party Claims.
(a) If a third party commences or threatens a Proceeding (a "Third-Party Claim") against any Person (the "Indemnified Party") with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the "Indemnifying Party") under this Article VIII, then the Indemnified Party must notify the Indemnifying Party (or the Sellers, in the case of the Sellers) thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

(b) Upon receipt of the notice described in Section 8.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 8.4, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body, (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.
(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.6(b), (i) the Indemnifying Party will not be responsible for any attorneys' fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys' fees incurred prior to the Indemnifying Party's assumption of the defense pursuant to Section 8.6(b)) and (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably.  If the Indemnified Party desires to consent to the entry of judgment with respect to or settle a Third-Party Claim but the Indemnifying Party refuses, then the Indemnifying Party will be responsible for all Losses with respect to such Third-Party Claim, without giving effect to the Basket or the Cap.
(d) If any condition in Section 8.6(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys' fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article VIII.
8.7 Other Indemnification Matters.  Any claim for indemnification under this Article VIII must be asserted by providing written notice to the Sellers (or the Buyer, in the case of a claim by the Sellers) specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representation, warranty, covenant or agreement.
8.8 Exclusive Remedy.  After the Closing, this Article VIII will provide the exclusive legal remedy for the matters covered by this Article VIII, except for claims based upon fraud.
ARTICLE IX
TAX MATTERS
The following provisions will govern the allocation of responsibility as between the Buyer and the Sellers for certain Tax matters following the Closing Date:

9.1 Tax Indemnification.
(a) The Sellers shall pay and reimburse (to the extent not already paid) and indemnify the Companies, the Buyer and its Affiliates and hold them harmless from and against Losses resulting from or attributable to all Taxes (or the non‑payment thereof) of the Companies for all Taxable periods ending on or before the Closing Date (the "Prior Tax Period").  The indemnification under this Section 9.1 shall be subject to the indemnification deductible and Basket limit set forth in Section 8.1(c) and Section 8.4.    The Sellers shall pay the Buyer, or the Companies at the Buyer's instruction, for any additional Taxes that are the responsibility of the Sellers pursuant to this Section 9.1 at least five (5) days prior to payment of such amounts by the Buyer or the Companies.  To the extent it is commercially and legally reasonable to do so, the Buyer agrees that in exercising any discretionary powers under this Section 9.1 it will do so in a manner that does not materially prejudice the Sellers from a tax perspective.
(b) Buyer and the Companies agree to pay, reimburse, and indemnify the Sellers and hold them harmless from and against Losses resulting from or attributable to all Taxes (or the non‑payment thereof) of the Company for all Taxable periods ending after the Closing Date.
9.2 Reserved.
9.3 Tax Periods Beginning Before and Ending After the Closing Date.  The Buyer will prepare and file, or cause to be prepared and filed, any Tax Returns for the Companies for tax periods beginning before and ending after the Closing Date.  If requested by Sellers, the Buyer will permit the Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing.  Sellers shall be responsible for all Taxes relating to the Pre-Closing tax periods.  The Buyer shall be responsible for all Taxes for tax periods ending after the Closing Date.
9.4 Cooperation on Tax Matters.  The Buyer, the Companies and the Sellers will cooperate fully, as and to the extent reasonably requested by the other Party or Parties, in connection with the filing and preparation of Tax Returns pursuant to this Article IX and any Proceeding related thereto.  Such cooperation will include the retention and (upon any other Party's request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Buyer and the Sellers agree that each Company will retain all books and records with respect to Tax matters pertinent to such Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute or period of limitations of the respective Taxable periods.
9.5 Certain Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, including any penalties and interest thereon (collectively, the "Transfer Taxes"), incurred in connection with this Agreement or the Transactions will be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
ARTICLE X
MISCELLANEOUS
10.1 No Third-Party Beneficiaries.  This Agreement does not confer any rights or remedies upon any Person (including any employee of any Company) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.
10.2 Entire Agreement.  The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

10.3 Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Sellers may not assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of Sellers' rights, interests or obligations in this Agreement without the prior written approval of the Buyer.  The Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (a) any successor to the Buyer, any successor to any Company, or any acquirer of a material portion of the businesses or assets of the Buyer or any Company, (b) one or more of the Buyer's Affiliates, or (c) any lender to the Buyer or any Company as security for obligations to such lender.
10.4 Counterparts.  This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party.  When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document.  Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.
10.5 Notices.  Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):
If to the Sellers (or to the Companies prior to the Closing):

James Morris
2285 E Esterline Road
Columbia City, IN 46725

Timothy Morris
520 Lane 180 Turkey Lake
Hudson, IN 46747
Daniel Morris
322 Spring Beach Road
Rome City, IN 46784

with copies to:

G. William Fishering
Beers Mallers Backs & Salin, LLP
110 E Berry Street
Fort Wayne, IN 46802-2368

John Barce
Barrett McNagny, LLP
215 E Berry Street
Fort Wayne, IN 46892

John Feighner
Haller & Colvin
444 E. Main St.
Fort Wayne, IN 46802
If to the Buyer:

Alpine 4 Technologies, Ltd
2525 E Arizona Biltmore Circle, Suite C237
Phoenix, AZ 85016
Phone:  855-777-0077 ext 801
Attn:  Kent Wilson, CEO

10.6 Jurisdiction; Service of Process.  EACH PARTY (A) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ALLEN COUNTY, INDIANA (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT (UNLESS OTHERWISE STATED TO THE CONTRARY IN ANY TRANSACTION DOCUMENT), (B) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS AND (C) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT (UNLESS OTHERWISE STATED TO THE CONTRARY IN ANY TRANSACTION DOCUMENT) IN ANY OTHER COURT OR FORUM. PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.
    10.7 Venue. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF INDIANA IN EACH CASE LOCATED IN THE COUNTY OF ALLEN, INDIANA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
10.8 Governing Law.  This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the laws of the State of Indiana without giving effect to any choice or conflict of law principles of any jurisdiction.
10.9 Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Buyer and the Sellers.  No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party.  The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party's rights at a later time to enforce such provision.  No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

10.10 Severability.  Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
10.11 Expenses.  The Companies will bear all expenses incurred by the Companies or any Representative of the Companies in connection with the Transactions contemplated to be performed before or on the Closing Date and such expenses will have been paid or accrued by the Companies prior to the Closing Date.  The Sellers will bear all expenses incurred by the Sellers or any of their Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date.  Except as otherwise expressly provided in this Agreement, the Buyer will bear all expenses incurred by the Buyer or any of its Representatives in connection with the Transactions contemplated to be performed on or before the Closing Date.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.
10.12 Construction.  The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement.  Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement.  Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference.  The word "including" in this Agreement means "including without limitation."  This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement.  Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date.  All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein).  The word "or" in this Agreement is disjunctive but not necessarily exclusive.  All words in this Agreement will be construed to be of such gender or number as the circumstances require.  References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days.  In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.
10.13 Specific Performance.  Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached.  Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.
10.14 Further Assurances.  Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents, including MSM's and JTD Spiral's monthly provision of information to Sellers to enable Sellers to timely make the calculations under Section 2.2(e).

    10.15 Public Announcement.  Because the Buyer is a publicly reporting company, Sellers agrees that upon closing, Buyer shall have the right to make such announcement, and provide such details about the purchase of the Shares by the Buyer from the Sellers as Buyer deems appropriate, provided that Buyer show Sellers such announcement prior to making such.  Sellers further agrees that it shall not make any other announcement of this Agreement or the transaction contemplated hereby or by the Transaction Documents without the prior approval of the Buyer.
10.16 Attorneys' Fees.  The prevailing party(ies) in any litigation, arbitration, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and actual attorney's fees (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

[Signature page follows.]

The Parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

"Buyer":
ALPINE 4 TECHNOLOGIES, LTD

By:
Name:	Kent B. Wilson
Title:	Chief Executive Officer

"Sellers":
_____________________________________
Mr. James Robert Morris

And
_____________________________________
Mr. Timothy Lee Morris

And
_____________________________________
Mr. Daniel Thomas Morris

"Company":
Morris Sheet Metal Corp.

By:
Name:	Mr. James Morris
Title:	President

By:
Name:	Mr. Daniel Morris
Title:	Secretary

EXHIBIT B

SECURED PROMISSORY NOTE

EXHIBIT C

GUARANTEE AND SECURITY AGREEMENT

EXHIBIT D

True Up Cash Settlement Statement